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                                                                   EXHIBIT 10.15


November 15, 1996


Mr. Robert C. Hood
911 Camille Lane
Alamo, CA  94507


Dear Bob:

I've enjoyed the chance to get to know you over the past month, and I'm convinced that you can make a vital contribution to Excite at a crucial time in our evolution. Therefore, it's my pleasure to offer you the position of Chief Administrative Officer, and a member of the company's Executive Committee, reporting directly to me. Your principal duties will consist of overseeing Finance, Administration, Facilities, Accounting, Human Resources, General Counsel, the financial aspects of Investor Relations, MIS and other duties that we may agree on after you have settled into and organized these areas to our mutual satisfaction. In addition, I look to you for leadership in planning, measurements by which to judge the company's progress, infusing the culture with a greater sense of fiscal discipline and prudent decision making, and providing a general sense of predictability for Wall St. and other important constituencies.

Your starting salary will be $175,000 annually, payable semi-monthly. This will be supplemented by a bonus plan in 1997, in which your bonus target will be 20% based on profit-oriented goals. The bonus will likely consist of cash and/or options; a formal bonus program for Senior Management is not yet in place but will be for 1997. In addition to your salary and bonus, I will recommend that the Compensation Committee of the Board approve an employee stock option grant of 200,000 shares of Excite's Common Stock. The exercise price of the non-qualified options would be fair market value, as determined by the Compensation Committee at the time of the grant. The options will be subject to vesting at a rate of one-fourth (1/4) on the first anniversary of employment and thereafter at a rate of one-forty eighths (1/48) each full succeeding month over a period of three years.

The option granted by Excite is subject to the Compensation Committee's approval, it is not a promise of compensation, and is not intended to create any obligation on the part of Excite. Further details on Excite's Option Plan and any specific grant to you will be provided upon approval of such grant by the Compensation Committee.

In the event that Excite is acquired before you are fully vested, and further that the acquiring company does not seek to employ you, then you will be entitled to receive $175,000 as a consultant fee from Excite, which shall entitle Excite to call on your consulting services for a period of one year after Excite is acquired.

You will be eligible to participate in Excite's group medical, dental, and life insurance plans, 401K and employee stock purchase plans, offered to all full time employees. If you accept this offer of employment, you will be given benefit plan documents which will describe more fully these and other benefits of your employment with Excite.
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Mr. Robert C. Hood
November 15, 1996
Page 2



If you accept this offer, your employment with Excite shall be "at will" which means that it is not for any specified period of time and can be terminated by yourself or Excite for any or no particular reason or cause and at any time with or without advance notice. Even though your job duties, title, compensation and benefits, as well as Excite's human resources policies and procedures, may change from time to time during your tenure with Excite the "at will" nature of your employment is one aspect which may not be changed, except in an express writing signed by the President of Excite.

If you are terminated for reasons other than cause, you shall receive six months of base salary, as defined herein, subject to non-compete and other agreements.

Any representations contrary to those contained in this letter which may have been made to you are superseded by this offer. If you accept this offer, the terms described in this letter constitute the terms of your employment with Excite.

This offer of employment is contingent upon receipt of satisfactory proof of identification and work authorization as required by the Immigration Reform and Control Act, the return of a signed copy of this letter indicating your acceptance of our offer, and receipt of a signed copy of Excite's Employee Invention Agreement and Confidentiality Agreement on the first day of your employment. I would appreciate your confirming the acceptance of this offer by signing on the space provided. As you know, we are much in need of the skills you would bring to the job, and I would appreciate knowing your reply to this offer no later than November 19, 1996.

Let me close by reaffirming my belief that the skills and background you bring to Excite will be critical to our success, with your help and leadership, we can build Excite into a tremendous success. I look forward to you joining Excite.


Sincerely,

/s/ George Bell
---------------------
George Bell
President and CEO
Excite, Inc.



I accept the offer of employment with Excite:


Signed: /s/ Robert C. Hood             Date: 12-02-96
       ---------------------------          -----------
        Robert Hood


cc:  Clifford Scheffel
     Coopers & Lybrand